FOCUSPOINT SOLUTIONS, INC.

INSIDER TRADING & CODE OF ETHICS POLICIES & PROCEDURES

Under the Insider Trading and Securities Fraud Enforcement Act of 1988 and Section 204A of the Investment Adviser’s Act of 1940, FocusPoint Solutions, Inc. (“FocusPoint”) has established the following Insider Trading and Code of Ethics policies and procedures:

Policy

No personnel, including principals, officers, directors and employees, or shareholders, ("Insiders") may knowingly:

  Trade on the basis of material, non-public information;

  Tip material, non-public information to others who trade based upon such information;

  Recommend the purchase or sale of securities based on material, non-public information;

  Provide assistance to a person trading on the basis of material, non-public information;

  Trade in securities of an issuer involved in a tender offer while in possession of material, non-public information; or

  Misappropriate material, non-public information in a manner that breaches a fiduciary duty owed to someone.

Key terms:

Material: Information about an issuer of securities is "material" if there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision or if it could reasonably be expected to affect significantly the price of the issuer's securities.

Non-Public: Information about an issuer of securities is "non-public" if it has not been disseminated in a manner making it readily available to investors. For example, information about the company's confidential plan to take over another company would not be public. If the same information was in a press release or reported in a newspaper, it would be public information.

Tipping: A person "tips" material, non-public information to another when he or she provides such information to the other person and that person trades in securities based upon that information. Both the "tipper" and "tippee" would be equally liable for committing insider trading (assuming that the tippee had knowledge that the information was non-public).

Misappropriation: The SEC and courts have found persons who have certain fiduciary relationships with an issuer of securities to have engaged in insider trading when they misappropriate the information. Examples of such fiduciaries are accountants, attorneys, and investment bankers that provide services to the issuer. The fiduciary would be misappropriating the information if he or she were to trade in securities based upon material, non-public information obtained through its relationship with the issuer, or if he or she were to provide such information to others (i.e., tipping).

Tender Offer: A tender offer is a formal offer by one corporation to take over another corporation. The acquiring company makes a filing with the SEC regarding the tender offer. The SEC has adopted a rule that prohibits any person from trading in securities of the companies involved in the tender offer while in possession of material, non-public information about either company.

Procedures

1. FocusPoint personnel should contact the Chief Compliance Officer if he or she becomes aware of an actual or potential insider trading violation or violation of the policies and procedures contained herein.

2. All personnel must comply with the above stated policies governing personal trading, including the reporting of security trades and holdings and restrictions on trades under certain circumstances.

3. Quarterly, the Chief Compliance Officer of FocusPoint will review personnel trades to verify compliance and detect insider trading (e.g., by comparing such trades with trades in FocusPoint's RIA firm accounts and securities listed on "restricted" and "watch" lists).

4. Information Blocking Devices

a. When one or more of FocusPoint's personnel receives material, nonpublic information about a company while serving on a creditors' committee or in any other capacity which, in the opinion of the Chief Compliance Officer, necessitates information blocking devices (also called "Chinese Walls"), no personnel or RIA firm account may trade in securities issued by such company until information blocking devices designed to block the flow of such information between the Insiders and other personnel are in place.

b. Information blocking devices shall prohibit:

    i. The Insiders from discussing the material, non-public information with other personnel unless they are also Insiders;

    ii. The Insiders from trading or recommending the trading of securities issued by the company which is the subject of the material, non-public information; and

    iii. Access by non-Insiders to any files, including computer files, containing the material, non-public information.

5. Restricted/Watch Lists

a. At his or her discretion, the Chief Compliance Officer will place certain securities on a "restricted list."  Securities issued by companies about which a number of Insiders may have material, non-public information shall be placed on the restricted list.  All Insiders shall provide the Chief Compliance Officer a list of companies they either have actual material non-public information about or believe they could obtain such information about the

ADDENDUM C

company in the future. Additionally, all Insiders will report any contact with corporate officers of any company regardless of whether any material non-public information was obtained (See attached “Company Insider Information Disclosure Form”).  Insiders are prohibited from personally, or on behalf of an RIA firm account, purchasing or selling securities during any period they are listed. The Chief Compliance Officer shall take steps to immediately inform all personnel of the securities listed on the restricted list.

b. At his or her discretion, the Chief Compliance Officer will place certain securities on a "watch" list.  Securities issued by companies about which a limited number of Insiders possess material, non-public information should generally be placed on the watch list. The list will be disclosed only to the Chief Compliance Officer and a limited number of other persons who are deemed to be necessary recipients of the list because of their roles in compliance.

6. Contacts with Corporate Officers: When an Insider contacts an officer of any corporation regarding matters that may relate to any RIA firm accounts serviced by FocusPoint, he or she shall:

a. Maintain a log of all meetings with or calls to the corporation's insiders; and

b. If uncertain whether he or she may trade or recommend trading based on information obtained in the course of the conversation, contact the Chief Compliance Officer.

7. Employee Training/Education

a. All personnel of FocusPoint shall be provided with a copy of these procedures.

b. Periodically, FocusPoint shall provide its personnel written materials discussing these procedures and insider trading in general and/or request attendance at seminars or meetings providing education and training with respect to insider trading in general.

8. Recordkeeping/Reports

a. All documents and other records generated in connection with these procedures shall be maintained for a minimum of five years.

b. On a regular basis, but no less than annually, the Chief Compliance Officer shall prepare a report reviewing the procedures implemented during the period covered and any deficiencies or noteworthy events occurring during the execution of the procedures. This report shall be provided to a principal of the Firm.

ADDENDUM C

FOCUSPOINT SOLUTIONS, INC.

RESTRICTED SECURITIES

TRADE AUTHORIZATION FORM

This form must be initialed by Chief Compliance Officer PRIOR to entering into personal securities transactions involving securities contained on the restricted list.

Name:  ____________________________________

Today’s Date: _____________________________________

Requested Trades:

 Date         Buy/Sell         Name of Mutual fund         Traded Price     Actual Price

1. Has the security been approved for purchase or sale for RIA firm accounts, or is currently being considered for trading in RIA firm accounts?

                Yes __________  No __________

2. Are there currently any open orders for RIA firm accounts?

                Yes __________  No __________

Request Approved __________ Request Denied __________

Comments:

PERSONAL SECURITIES TRANSACTION

QUARTERLY INVESTMENT REPORT

Name:________________________________________________________Quarter Ending _____________

Were any of the securities listed above purchased or sold by you, on behalf of any of our clients, within three business days of the trade date listed above for the same such securities?________YES_________NO

Please note:  You must include details for all personal security account transactions made on behalf of yourself, your Spouse, your minor children and any other members of your household, regardless of age. Also, list any securities transaction in which you may have a direct or indirect beneficial interest.  A personal account is deemed to have a beneficiary interest of a security if they (a) have voting and dispositive power with respect to the security AND (b) have a direct or indirect pecuniary interest in the security.  It is not necessary to disclose investments in open-ended Investment companies (mutual funds) or government backed securities. Also include transactions in advisory accounts in which the advisory associate has a beneficial interest (do not include mutual fund transactions).  Please identify account name, account number and number of accounts in which you maintain a beneficial interest. For such accounts held at other firms, please provide firm name, account number and branch address.

________________________________        ________________________________

Signature                                          Date         Chief Compliance Officer                   Date

FOCUSPOINT SOLUTIONS, INC.

COMPANY INSIDER INFORMATION DISCLOSURE FORM

For the quarter ending__________

I, _______________________, have material non-public information about the following companies.

I, ______________________, believe I may receive material non-public information about the following companies in the future.

I, ______________________, have had contact with the corporate officers of the following companies.

FOCUSPOINT SOLUTIONS, INC.

TRADE PRICE SPOT CHECK FORM

Name:  __________________________________ For the week of __________ through __________

 Date         Buy/Sell         Name of Mutual fund         Traded Price     Actual Price

Trade Date	Type of Security	Purchase or Sale	Number Shares	Price per Share	Total of Trade	Total Holdings (# of Shares)	Broker/ Dealer